Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

For Immediate Release	Company Contact:
Nancy C. Broadbent
Senior Vice President and
Chief Financial Officer
Orthovita, Inc.
610-640-1775 or 800-676-8482

Orthovita Reports 2010 Second Quarter Financial Results

And Updates Full Year Financial Guidance

•	Second quarter 2010 product sales were $23.9 million compared to $24.5 million in the second quarter of 2009

•	Second quarter 2010 operating income of $0.4 million compared to a $0.1 million operating loss in the second quarter of 2009

•	Second quarter 2010 net loss of $0.6 million, or $0.01 per common share, compared to a net loss of $0.7 million, or $0.01 per common share, in the second quarter of 2009

•	2010 financial guidance updated to reflect current expectations for product sales in the range of $96 million to $100 million and net income between $1 million and a net loss of $2 million

•	Corporate restructuring implemented in June 2010 to reduce costs and streamline infrastructure in response to reduced 2010 product sales expectations

MALVERN, Pennsylvania, USA, August 2, 2010 – Orthovita, Inc. (NASDAQ: VITA), an orthobiologics and biosurgery company, reported financial results for the quarter ended June 30, 2010. Product sales for the second quarter of 2010 were $23.9 million compared to $24.5 million for the second quarter of 2009. Product sales for the second quarter of 2009 included $0.6 million from the sale of Vitomatrix™, a bone graft material used in dental products. There were no Vitomatrix sales in the second quarter of 2010 and no further sales of Vitomatrix are currently expected.

During the second quarter of 2010, Orthovita recorded $1.3 million in U.S. sales of Cortoss™, the Company’s novel synthetic biomaterial that was cleared by the FDA in June 2009 for the treatment of vertebral compression fractures, and Aliquot™, the Company’s Cortoss delivery device. Since Cortoss and Aliquot were not available for sale in the U.S. until July 2009, there were no U.S. sales of these products in the second quarter of 2009.

Sales of the Company’s biosurgery products increased 10% in the second quarter of 2010 compared to the second quarter of 2009. Sales of our Vitoss products, excluding $0.6 million from the sale of Vitomatrix™ in the second quarter of 2009, decreased 9% in the second quarter of 2010 compared to the second quarter of 2009. The decrease in our Vitoss sales resulted primarily from lower sales of our Vitoss Morsel and Foam products; sales of Vitoss Bioactive Foam products increased 7% in the second quarter of 2010 compared to the second quarter of 2009.

Antony Koblish, president and chief executive officer of Orthovita, said “U.S. sales of Cortoss and Aliquot increased from $0.9 million in the first quarter of 2010 to $1.3 million in the second quarter of 2010. In March 2010, we reduced our Cortoss and Aliquot pricing to be more closely aligned with the shift in vertebral augmentation procedures to the outpatient setting, and we have continued to experience monthly growth in Cortoss accounts. While our sales in dollars increased by 44% from the first to the second quarters of 2010, our Cortoss cartridge unit sales volume increased by 76%.”

Mr. Koblish also commented on the sequential growth in product sales from the first to the second quarter of 2010, stating that “excluding the effect of the $1.1 million from the sale of Vitomatrix in the first quarter of 2010, both our total product sales and our Vitoss sales in the second quarter of 2010 increased 4% compared to the first quarter of 2010. Within our Vitoss product family, sales of our Vitoss Bioactive Foam products, which accounted for 65% of total Vitoss sales in the second quarter of 2010, increased 13% from the first quarter of 2010 to the second quarter of 2010.”

“During 2010, our biosurgery and Vitoss product prices have remained relatively stable compared to 2009,” Mr. Koblish continued. “Our biosurgery product volumes have continued to increase. However, the rapid shift of many vertebral augmentation procedures away from the inpatient hospital market, where we have a strong sales presence among spine and neurosurgeons, to the outpatient market, where we are addressing a new physician target audience, has both slowed our expected rate of adoption of Cortoss and shifted sales force time away from the spine and neurosurgeons who use our Vitoss synthetic bone graft products. Because Vitoss is sold in a highly competitive environment requiring significant sales representative time in the operating room, our Vitoss volume growth has been adversely affected by the Cortoss launch.”

“To more effectively address this outpatient market, where procedures are primarily done by interventional radiologists and neuroradiologists, as well as allow our sales representatives to refocus on our Vitoss and biosurgery inpatient business, we plan to add distributors who specialize in these outpatient markets,” said Mr. Koblish. “We have streamlined our direct sales force, which will focus primarily on the inpatient spine and orthopedic market to leverage our customer relationships by marketing our biosurgery and orthobiologic products to all of our customers. Through an intense focus on our target physician audiences using a combination of our direct sales representatives, sales agents and distributors in a hybrid sales model, our goal is to regain sales momentum and growth in our Vitoss platform first while developing our hybrid selling model to increase penetration of Cortoss.”

Gross profit for the quarter ended June 30, 2010 was $15.7 million, or 66% of product sales, compared to $16.8 million, or 69% of product sales for the second quarter of 2009. The reduction in gross profit as a percentage of product sales was due to a more favorable product mix in the second quarter of 2009, primarily resulting from the Vitomatrix sale mentioned above, combined with higher charges in 2010 due to unused manufacturing capacity charges and increased reserves for expiring inventory.

During the second quarter of 2010, Orthovita recorded operating income of $0.4 million compared to an operating loss of $0.1 million in the second quarter of 2009. The improvement in operating income was due to lower sales and marketing and research and development expenses in the second quarter of 2010 compared to the second quarter of 2009, partially offset by higher general and administrative expenses, primarily related to information technology infrastructure. Sales and marketing expenses were lower in the second quarter of 2010 compared to the second quarter of 2009 primarily due to higher marketing expenses in the second quarter of 2009 in anticipation of the launch of Cortoss. Research and development expenses were lower in the second quarter of 2010 compared to the second quarter of 2009 primarily due to lower Cortoss and other product candidate research and development costs. The net loss for the second quarter of 2010 was $0.6 million, or $0.01 per common share, compared to a net loss of $0.7 million, or $0.01 per common share, in the second quarter of 2009.

Orthovita’s earnings before interest, taxes, depreciation and amortization and stock-based compensation expense, or Adjusted EBITDA, was $1.8 million in the second quarter of 2010, or $0.02 per common share compared to $1.1 million, or $0.01 per common share in the second quarter of 2009. A reconciliation of our reported GAAP net loss to Adjusted EBITDA is included with the Summary Financial Information included with this release.

For the first six months of 2010, product sales increased 4% to $47.9 million compared to $46.2 million for the first six months of 2009. This increase was primarily due to higher sales of our biosurgery products, which increased 11% in the first half of 2010 compared to the first half of 2009. During the first half of 2010, Orthovita recorded $2.2 million in U.S. sales of Cortoss and Aliquot. There were no sales of Cortoss or Aliquot in the U.S. during the first half of 2009. Product sales for the six months ended June 30, 2010 included $1.1 million from the sale of Vitomatrix compared to $0.6 million for the six months ended June 30, 2009. The supply agreement for this product was terminated in March 2010.

For the six months ended June 30, 2010, gross profit was $32.4 million, or 68% of product sales, compared to $31.5 million, or 68% of product sales, for the first six months of 2009.

During the first half of 2010, Orthovita recorded a nominal operating loss compared to a $0.5 million operating loss for the first half of 2009. The net loss for the first half of 2010 was $1.7 million, or $0.02 per common share, compared to a net loss of $1.9 million, or $0.02 per common share, for the first six months of 2009.

Adjusted EBITDA for the first half of 2010 was $2.7 million, or $0.04 per common share, compared to $1.9 million, or $0.03 per common share for the first half of 2009. A reconciliation of our reported GAAP net loss to Adjusted EBITDA is included with the Summary Financial Information included with this release.

Nancy Broadbent, chief financial officer of Orthovita, commented, “We have revised our financial guidance for 2010. Our original financial guidance, which we announced on March 10, 2010, included total product sales between $106 million and $112 million and net income between breakeven and $2 million. We now expect total product sales to be in the range of $96 million to $100 million and net income to be between $1 million and a net loss of $2 million. Our revised financial guidance for net income reflects a broader range than our original guidance primarily due to potentially higher charges for unused manufacturing capacity at the lower end of our sales range.”

“Due to our revised expectations for 2010 total product sales, we recently implemented a headcount reduction. We recorded a charge in the second quarter of 2010 of $0.1 million for severance costs, and we anticipate $2.4 million in annualized cost savings from our headcount reductions,” Ms. Broadbent continued. “We also selectively reduced other expenses, and we do not anticipate the need to raise additional capital to fund our operations for the foreseeable future.”

Cash, cash equivalents and short-term investments were $18.6 million at June 30, 2010, compared to $23.1 million at December 31, 2009. For the six months ended June 30, 2010 and 2009, the net cash and cash equivalents used in operating activities was $4.1 million and $3.4 million, respectively. We anticipate the level of cash utilization for the second half of 2010 will be below the cash utilized in the first half of the year.

Conference Call

Antony Koblish, President and Chief Executive Officer, and Nancy C. Broadbent, Senior Vice President and Chief Financial Officer of Orthovita, will host a conference call at 8:30 a.m. Eastern Time on August 3, 2010 to review and discuss the second quarter 2010 financial results. The phone number to join the conference call from within the U.S. is (888) 815-2919, and from outside the U.S. is (706) 643-3675; the conference identification number is 86671393. Listeners are advised to dial in ten minutes prior to the scheduled start time for the conference call. A replay of the conference call will be available for two weeks beginning August 3, 2010 at 11:30 a.m. Eastern Time, and ending August 17, 2010, at 11:59 p.m. Eastern Time. You may listen to the replay by dialing within the U.S. at (800) 642-1687 or by dialing from outside the U.S. (706) 645-9291. The replay identification number is 86671393.

About the Company

Orthovita, Inc. is a specialty spine and orthopedic company with a portfolio of orthobiologic and biosurgery products. Our products are based on novel and unique proprietary biomaterials that have innovative mechanisms of action in the body. Our orthobiologic platform offers products for the fusion, regeneration and fixation of human bone. Our biosurgery platform offers products for controlling intra-operative bleeding, also known as hemostasis. Our current fusion and regeneration products are based on our proprietary VitossTM Bone Graft Substitute technology and address the non-structural bone graft market with synthetic, bioactive alternatives to patient- and cadaver-derived bone tissue. CortossTM Bone Augmentation Material, an injectable, polymer composite that mimics the structural characteristics of human bone, provides the basis for our fixation portfolio. Our hemostasis portfolio includes VitagelTM Surgical Hemostat, a proprietary, collagen-based matrix that controls bleeding and facilitates healing, and Vitasure™ Absorbable Hemostat, a plant-based product that can be deployed quickly throughout surgery.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, our financial guidance, including product sales and net income/loss projections, the demand and market acceptance of our products, including Cortoss, sales growth of our products, our ability to manage and optimize our hybrid sales model, our utilization of cash, and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption "Risk Factors.” Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.

Summary Financial Information Follows on Next Page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

(In thousands except per share amounts)

Statements of Operation Data:

	Three months ended June 30,				Six months ended June 30,
	2010	as a percentage of sales	2009	as a percentage of sales	2010	as a percentage of sales	2009	as a percentage of sales

PRODUCT SALES	$23,852	100%	$24,492	100%	$47,929	100%	$46,182	100%

COST OF SALES	8,108	34%	7,667	31%	15,507	32%	14,677	32%

GROSS PROFIT	15,744	66%	16,825	69%	32,422	68%	31,505	68%

OPERATING EXPENSES:
General and administrative expenses	3,380	14%	3,091	13%	6,812	14%	5,704	12%
Selling and marketing expenses	10,740	45%	12,115	49%	23,114	48%	22,614	49%
Research and development expenses	1,220	5%	1,717	7%	2,502	6%	3,657	8%

Total operating expenses	15,340	64%	16,923	69%	32,428	68%	31,975	69%

OPERATING INCOME (LOSS)	404	2%	(98)	0%	(6)	0%	(470)	-1%

INTEREST EXPENSE	(954)	-4%	(662)	-3%	(1,725)	-4%	(1,586)	-3%

INTEREST INCOME	8	0%	76	0%	18	0%	210	0%

LOSS BEFORE INCOME TAXES	(542)	-2%	(684)	-3%	(1,713)	-4%	(1,846)	-4%

INCOME TAXES	(15)	0%	(15)	0%	(30)	0%	(29)	0%

NET LOSS	$(557)	-2%	$(699)	-3%	$(1,743)	-4%	$(1,875)	-4%

NET LOSS PER SHARE, BASIC AND DILUTED	$(0.01)		$(0.01)		$(0.02)		$(0.02)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER COMMON SHARE	76,688		76,078		76,595		75,991

Summary Financial Information continued on next page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

(In thousands except per share amounts)

Reconciliation of GAAP to Non-GAAP Financial Information:

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization and stock-based compensation expense) for the second quarter of 2010 was $1.7 million compared to $1.1 million for the second quarter of 2009. Adjusted EBITDA for the six months ended June 30, 2010 was $2.7 million compared to $1.9 million for the six months ended June 30, 2009.

We have begun to present Adjusted EBITDA with the expectation that it will assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA as a factor in evaluating the effectiveness of our current and planned business strategies. A reconciliation of our reported GAAP net loss to Adjusted EBITDA is as follows:

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Reported GAAP Net Loss	$(557)	$(699)	$(1,743)	$(1,875)
Adjustments:
Minus: interest income	(8)	(76)	(18)	(210)
Plus: interest expense	954	662	1,725	1,586
Plus: income taxes	15	15	30	29
Plus: Depreciation and amortization	916	842	1,805	1,669
Plus: Stock-based compensation	454	373	920	726

Adjusted EBITDA	$1,774	$1,117	$2,719	$1,925

Adjusted EBITDA per common share, basic and diluted	$0.02	$0.01	$0.04	$0.03

Shares used in computing basic and diluted Adjusted EBITDA per common share	76,688	76,078	76,595	75,991

Adjusted EBITDA has limitations as an analytical tool. Some of these limitations are:

(1)	Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

(2)	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs;

(3)	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest on our $35 million of outstanding notes payable;

(4)	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect cash requirements for replacement of such assets; and

(5)	Stock-based compensation is and will remain a key element of our overall long-term incentive compensation program.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with generally accepted accounting principles (GAAP). We primarily rely on our GAAP results and use Adjusted EBITDA only as a supplemental analysis.

Summary Financial Information continued on next page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

(continued)

(Dollars in thousands)

	June 30, 2010	December 31, 2009
Balance Sheet Data:

Cash and cash equivalents	$8,246	$7,757
Short-term investments	10,334	15,349
Accounts receivable, net	11,653	12,324
Inventories	27,191	26,058
Other current assets	552	784

Total current assets	57,976	62,272

Property and equipment, net	17,930	17,940
License and technology intangibles, net	10,630	11,376
Other assets	935	1,041

Total assets	$87,471	$92,629

Current liabilities	8,544	13,367
Notes payable, net of debt discount	34,251	34,095
Other long-term liabilities	368	408

Total liabilities	43,163	47,870
Total shareholders’ equity	44,308	44,759

Total liabilities and shareholder’s equity	$87,471	$92,629

	Six Months Ended June 30,
	2010	2009
Cash Flow Data:

Net cash used in operating activities	$(4,050)	$(3,446)

Net cash provided by investing activities	$4,024	$5,422

Net cash provided by financing activities	$823	$586